Exhibit 99.1

China Digital Communication Group Issues Revenue and Earnings Guidance for 2009

Company Forecasts 2009 Revenue of $23 to $25 Million and Net Income of $5.3 to $6.0 Million, Exceeding Prior Performance

NEW YORK, NY and SHENZHEN, CHINA —China Digital Communication Group (OTCBB: CMTP), a manufacturer and distributor of battery components in China, today announced revenue and earnings guidance for 2009, with estimates exceeding last year’s results for the Company.

Projected revenue for the full year 2009 is expected to be approximately $23 to $25 million (vs. $19.7 million FY08), or an approximate 17% to 27% increase.  Net income for the full year 2009 is expected to be approximately $5.3 to $6.0 million (vs. $4.9 million FY08), or an approximate 8% to 22% increase. These estimates do not include the possibility of additional purchase orders due to new customers or future acquisitions.

"We are announcing 2009 earnings guidance as part of our enhanced financial communications initiatives,” said Fushun Li, CEO of China Digital.  “These strong results are a testament to China Digital’s commitment to improving efficiencies, as well as our decision to enter the finished battery distribution business.  We believe that our management team’s ability to sign large contracts, like our recent $4.1 million agreement with China Electronics Shenzhen Company, and make proactive adjustments as well as diversify our product lines will serve to drive revenues, earnings and, ultimately, shareholder value throughout 2009 and beyond.”

About China Digital Communication Group

China Digital Communication Group, through its wholly owned subsidiary, Shenzhen E’Jenie Science and Technology Co., Ltd. (E’Jenie), is a manufacturer and developer of advanced telecommunications equipment in China. E’Jenie sells high-quality lithium-ion battery shell and cap products to all major lithium-ion battery cell manufacturers in China. E’Jenie’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices. China Digital Communication Group is continuing its expansion across East Asia, while seeking distribution partners and acquisitions in new global markets, including the U.S.

For more information, please visit:  www.chinadigitalcommunication.com

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the company’s most recent annual report and other filings with the Securities and Exchange Commission.

Contact:

China Digital Communication Group
Ken Lin, 1-917-573-0302
ken@chinadigitalcommunication.com
or
China America Financial Communications Group
Darren Minton, 1-212-823-0523
chinadigital@cafcg.com